Exhibit 10.1

	Percentage	Annual Amount (USD)

Base Annualised Salary		$700,000	plus superannuation up to the maximum contribution base

Potential Performance Bonus

Short Term Incentive Plan	100%	$700,000

Long Term Incentive Plan	140%	$980,000

Total Potential Remuneration		$2,380,000	plus superannuation up to the maximum contribution base

For an explanation of the above terms and payment conditions, see the rest of this Contract.

The following documents apply to the offer of employment made by Peabody Energy Australia Coal Pty Ltd (the Company) to you:

(a)        General Conditions document (General Conditions);

(b)        Schedule 1 - Employment Offer Term Sheet (Employment Offer Term Sheet);

(c)        Schedule 2 - Chief Operating Officer Job Description (Job Description)

(d)        Schedule 3 - 2019 Executive Severance Plan (including without limitation the Participation Agreement in Exhibit A) (2019 Executive Severance Plan);

(collectively referred to as the Contract)

Any ambiguity or discrepancy between the documents set out above is to be resolved and interpreted according to the same order of precedence as the documents are listed, with the documents higher in the list having higher priority.

If you accept the Contract, while you are not formally a participant in the 2019 Executive Severance Plan (the Severance Plan) with Peabody Energy Corporation and have not formally entered into a Participation Agreement pursuant to the Severance Plan, you acknowledge that you are required to comply with the terms of the Severance Plan and Participation Agreement during your employment with the Company as set out in this Contract, and that you will be entitled to the benefits set forth in the Severance Plan upon certain terminations of your employment, subject to your satisfaction of the requirements set forth in the Severance Plan and Participation Agreement.

GENERAL CONDITIONS

COMMENCEMENT DATE

Your commencement date will be as agreed, or, in the absence of agreement, a date set by the Company.

PRE-EMPLOYMENT CONDITIONS

Background checks

It is a condition of your employment that you satisfy a number of background checks, which shall be reviewed at the Company’s sole and absolute discretion, including but not limited to:

a)	reference checks;

b)	verification of your academic qualifications (by providing the Company with an original academic transcript or other evidence satisfactory to the Company);

c)	drug test

d)	criminal record check; and

e)	proof of your eligibility to lawfully work in Australia.

You warrant that any information that you have provided to the Company in relation to the above matters is true and correct. If you have already commenced employment with the Company and the results of any background checks are unsatisfactory to the Company or inconsistent with the warranty you have given, the Company may terminate your employment without notice.

Right to work in Australia

The commencement and continuation of your employment with the Company is subject to you acquiring and maintaining all necessary approvals to lawfully enter, live and work in Australia. If required, the Company may provide you with reasonable assistance in that regard, including the payment of your reasonable costs of lawfully securing and maintaining required approvals. You must provide to the Company and/or the Department of Home Affairs, all relevant documentary evidence that is required by either or both of them, within the timeframes specified by them.

HEALTH AND SAFETY REQUIREMENTS

Medical

Your ongoing employment will be subject to maintaining your health and fitness at a level relevant to your role and work requirements. You may be required to undergo periodic medical examinations to monitor your fitness for work.

Consent to Drug and Alcohol Testing

Upon entering into this Contract, a condition of your employment is that you agree and consent to undergo drug, alcohol and substance abuse testing as required by the Company in accordance with our policies and procedures, as amended from time to time.

Safety

The Company will provide equipment and facilities it considers necessary for you to perform your duties safely. In performing your duties you are required to work in a manner that will not injure or put at risk yourself, fellow employees or any other person on site. You will be required to attend an induction course prior to commencing work on a site. You are required to wear and use accident prevention equipment and protective clothing supplied by the Company for the purpose for which it is supplied, at all times whilst on site. Should you be required to drive motor vehicles to execute your duties, you must maintain a current licence appropriate for the class of vehicle. You must immediately notify your Manager of expiry, restrictions or loss of licence.

EMPLOYMENT TYPE AND HOURS OF WORK

You will be employed as a full-time permanent employee subject to termination of employment in accordance with the terms of this Contract. Your ordinary hours of work will be 38 hours per week plus reasonable additional overtime.

Peabody Energy’s subsidiaries, affiliates and customers span the globe. Peabody Energy’s global headquarters and certain departments and operations with whom you will regularly interact have time zones that are different from Brisbane, Australia. Circumstances -will routinely require you to work outside normal hours including on weekends and public holidays to ensure the full requirements of your position are met. Your remuneration package has been developed to account for this and is inclusive of all amounts payable for all hours worked. The Company reserves the right to vary these work arrangements as business requirements dictate.

WORK LOCATION

Whilst you will be initially based in Brisbane, Australia, this role is a US based position and you are required to spend up to 50% of your time working in St Louis, Missouri. You and the Company agree that you will seek an essential business exemption to allow you to travel to the US to perform your duties as necessary, and that your ability to meet these requirements is subject to securing that exemption.

Additionally, you may be required to travel as part of your duties and work at places other than Brisbane or St Louis, for short periods of time. Any ad hoc travel, and associated costs, connected with your employment will be paid for by the Company. You also acknowledge that your workplace may change during the course of your employment at the reasonable direction of the Company.

RELOCATION TO UNITED STATES OF AMERICA AND SUBSEQUENT EMPLOYMENT

Requirement to relocate

You agree that you will relocate to the Company’s headquarters in St. Louis, Missouri, USA at the earliest opportunity, but not later than 12 April 2022.

The Company will provide support and assistance, including legal counsel of the Company’s choice, to obtain the relevant employment authorization and work visa, along with appropriate visas for an accompanying spouse and for dependent children under the age of 26. Upon relocation to the US, you will become an employee of the US entity. For the avoidance of doubt, your relocation to the US will be a local assignment and not an expatriate assignment.

You will be provided with relocation benefits in accordance with the Company’s then-applicable relocation practices.

Termination of Contract and Relocation

This Contract will terminate and have no further force or effect at the earlier of your relocation to St Louis, Missouri or 12 April 2022.

Upon relocation to the USA, Peabody Investments Corporation (PIC) intends to offer you employment in accordance with applicable law in the USA and subject to the relevant aspects of the Employment Offer Term Sheet located at Schedule 1 and the 2019 Executive Severance Plan located at Schedule 3 to this Contract.

Failure to Relocate

If you decide that you will not be relocating to the US, you must provide the Company with 90 days’ written notice prior to 12 April 2022.

If you do not relocate to St Louis, Missouri by 12 April 2022, this Contract and your employment will automatically terminate on that date without a requirement for either party to provide notice to the other.

Notwithstanding any other provision in this Contract, if you fail to relocate to the US by 12 April 2022, you will not be entitled to any termination payments, including under the 2019 Executive Severance Plan upon your termination of employment.

REMUNERATION AND EXPENSES

Remuneration

Your remuneration has been structured to include all factors associated with this appointment, including but not limited to hours of work and other allowances and conditions and is paid in satisfaction of any entitlements to remuneration that you have under any Australian law. Your salary will be paid in AUD in monthly instalments into your nominated bank account on approximately the 15th day of each month. In order to facilitate payment in AUD, your salary will be converted from USD to AUD on a one-time basis, determined as of the commencement date of your employment with the Company based on the trailing 90-day average of USD to AUD conversion rates as published on the website of the Reserve Bank of Australia (www.rba.gov.au) (the Agreed Conversion Rate). Your salary will remain fixed at that rate unless there is a change in base salary in the normal course of employment and subject to Compensation Committee approval.

Your total remuneration package is reviewed annually at the Company’s discretion and is subject to approval by the Compensation Committee of the Peabody Energy Corporation (PEC) Board of Directors (the Compensation Committee). If you join the Company between 1 October and 31 December of the year you will not be eligible for the following year’s salary review effective 1 April.

Expenses

The Company, upon submission of a personal expense claim, will reimburse any reasonable costs incurred in regard to work-related expenses.

SUPERANNUATION

The Company will make monthly contributions (currently at the rate of 9.5% of your Base Annualised Salary) in accordance with legislative requirements up to the maximum superannuation contribution base. Salary sacrifice options are available to you should you wish to make additional contributions, these will be in accordance with the applicable company policy as amended from time to time and Australian taxation legislation.

SIGNING BONUS

You will receive a one-time signing bonus in the amount of US$600,000.00 (less any applicable taxation) within 30 days of you first commencing employment with the Company. The signing bonus will be paid to you in AUD at the Agreed Conversion Rate.

You agree to repay the full US$600,000.00 (without deduction, and regardless of the currency exchange rate in effect at that time) to the Company in the event that you resign from your employment or are terminated for cause within one year of commencing employment with the Company.

PERFORMANCE BONUS

In addition to your Base Annualised Salary, you will be entitled to participate in the Peabody short term incentive plan (STIP) and the long-term incentive plan (LTIP). The STIP and LTIP may be changed at the discretion of the Company, subject to approval by the Compensation Committee.

For 2020, you will be entitled to receive a pro-rata portion of the Short Term Incentive, subject to performance metrics and/or objectives as recommended by the Chief Executive Officer and subject to approval of the Compensation Committee of the Board of Directors.

Beginning 1 January 2021, you will be entitled to participate in the STIP and LTIP on the same terms and conditions as other members of the Company’s Executive Leadership Team.

Any Incentive payment:

a)	is calculated upon a combination of key measures of the Company’s performance and your assessed performance against key performance indicators that will be developed annually for the particular plan;

b)	is paid in March of the following year; and

c)	is only payable to employees employed at the time the payment is made.

DEDUCTION FROM EMPLOYEE’S PAYMENTS

As permitted by law, the Company, after advising you, may make deductions from your pay or leave entitlement in the event of:

a)	overpayment by the Company;

b)	your failure to provide notice of resignation as provided by this Contract;

c)	any unauthorised absence or default;

d)	you owing any debt to the Company, including any unauthorised expenditure incurred by yourself on behalf of the Company;

e)	outstanding payments incurred under Salary Sacrifice arrangements; or

f)	agreement between the Company and yourself over specific deduction(s).

If a further written authority to deduct monies from salary or wages is required by law to make a deduction authorised by this clause, you undertake to provide this authority.

2019 EXECUTIVE SEVERANCE PLAN

The provisions of the 2019 Executive Severance Plan and the Participation Agreement pursuant to the 2019 Executive Severance Plan regarding termination of employment, confidentiality and restraints of trade apply to you during your employment with the Company (without limiting any other obligations and benefits that you have under the other terms of that document). The obligations owed by you under the provisions of the 2019 Executive Severance Plan and the Participation Agreement regarding confidentiality and restraints of trade continue to apply after the cessation of your employment with the Company.

In the event of a conflict between the 2019 Executive Severance Plan and the Participation Agreement and the General Conditions, the General Conditions prevail.

The Company will obtain approval of the Company’s shareholder in accordance with the Corporations Act 2001 (Cth) in the event you become entitled to payments under the 2019 Executive Severance Plan.

DIRECTORSHIPS

At the discretion of the Board, and in accordance with the PEC Corporate Governance Guidelines, you may be invited to continue your service on the PEC board of directors. While serving as an executive officer and Director, you will not receive any additional remuneration.

You may continue on the WorkPac Board while employed by the Company and we consent to you continuing to hold this position (subject to compliance with PEC policies and all applicable laws, rules and regulations). You agree to resign from the EMECO board by no later than 31 January 2021. Only one non-Peabody Energy Corporation directorship is allowed, and any new directorships must be approved in advance by the President & CEO.

COMPANY POLICIES AND PROCEDURES

The Company, its parent company and associated entities have developed policies and procedures to assist in the effective management of the business. These policies and procedures, including any which are specifically referenced in this Contract, are not intended to be legally binding on the Company and do not form part of the terms and conditions of this Contract.

The policies or procedures may be modified, replaced or withdrawn at any time. You must familiarise yourself with all current policies and procedures.

Unless otherwise directed by the Company, you are required to act in conformity with the policies and procedures in effect at the relevant time. Compliance with the policies and procedures creates no right or entitlement to any benefits or conditions outside the terms and conditions of this Contract.

CODE OF BUSINESS CONDUCT AND ETHICS

The Peabody Code of Business Conduct and Ethics (as amended from time to time) will be read in conjunction with these conditions of employment and signed in acceptance. Breaches of the Peabody Code of Business Conduct and Ethics will be investigated and subject to findings, disciplinary action up to and including termination of employment may be taken.

CONFLICTS OF INTEREST

Gratuities

You must not accept from any person or company, any payment or benefit in any form whatsoever, which would constitute a conflict of interest with your employment with the Company.

Exclusive Service

Except as explicitly set forth herein, you will not, without the prior written consent of the Company, in any capacity, during or outside of work time, directly or indirectly be engaged in or have any other interest (whether for financial advantage or not) which:

a)	competes with, conflicts with, or detracts from any business of the Company, its parent company, or any associated entity; or

b)	interferes or conflicts with the proper discharge of your duties and/or obligations to the Company, its parent company, or any associated entity.

COMPANY PROPERTY

Company property may only be used in the legitimate performance of your duties under this Contract. When your employment ends, or if requested by the Company during your employment, you will immediately deliver to the Company:

a)

all originals and copies in any form (including but not limited to computer data) of all books, records and documents relating to your duties, functions and responsibilities as an employee of the Company or its business affairs (including client details); and

b)

all other things belonging to the Company (including but not limited to keys, security cards and passes, mobile phones, copies of documents and computerised information) which you have in your possession or which has otherwise been provided to you during your employment.

INTELLECTUAL PROPERTY AND MORAL RIGHTS

You:

a)

agree to assign to the Company all existing and future intellectual property rights in all articles, documents, inventions, models, designs, drawings, plans, software, reports, proposals, processes and other materials conceived, created or generated by you in the course of your employment with the Company (whether alone or with the Company, its other employees or contractors and whether during or outside working hours):

(i)	using the Company’s or any of its clients’ premises, resources or facilities;

(ii)	in the course of, as a consequence of or in relation to the performance of your duties;

(iii)	directly or indirectly as a result of your or anybody else’s access to the Confidential Information (as defined in the 2019 Executive Severance Plan);

(iv)	in respect of or associated with any of the Company’s products or services and any alterations or additions or methods of making, using, marketing, selling or providing these products or services; or

(v)	relating to other intellectual property of the Company or any Group Companies; and

b)	acknowledge that by virtue of this clause all such existing rights are vested in the Company and, on their creation, all such future rights will vest in the Company.

You agree to do all things reasonably requested by the Company to enable the Company to further assure the rights assigned under the above clauses.

You may have Moral Rights in works which you may in the future create in the course of your employment with the Company. By signing this Contract, you voluntarily and unconditionally consent to all or any acts or omissions by the Company or persons authorised by the Company in relation to any and all works made or to be made by you (whether before or after this consent is given) during your employment with the Company which would otherwise infringe your Moral Rights. You acknowledge that your consent is given voluntarily and without reliance on any statement or representation made by the Company or anyone acting on behalf of the Company.

“Moral Rights” means the right of attribution of authorship, the right to prevent false attribution of authorship, and the right of integrity of authorship (as defined in the Copyright Act 1968 ( Cth)).

PRIVACY STATEMENT, IDENTIFICATION AND SURVEILLANCE

Privacy Statement

Certain personal information is collected by the Company about you that is necessary for the Company to effectively manage your employment. This information may be disclosed to third parties or related companies of the Company where it is directly related to your employment. The information that you provide will not be disclosed to any other organisations or individuals unless required or authorised by law, or unless you consent to this disclosure. During the course of your employment, photographs of you may be taken and used for advertising / promotional purposes.

Identification

You consent to the Company photographing you for identification purpose to help provide a safe and secure working environment for you and others and for Human Resources and other related business purposes.

Surveillance

As part of the Company’s duty of care and as a condition of using the Company’s communication and technology systems, you acknowledge that the Company may conduct the following surveillance:

a)        continuous and ongoing monitoring, recording and surveillance, from the commencement of your employment, of all communications and use of information technology systems and electronic resources in the course of your employment and when using resources of the Company outside work; and

b)        continuous and ongoing camera (video) surveillance from the commencement of your employment in areas of the workplace in which you may be recorded.

LEAVE ENTITLEMENTS AND PUBLIC HOLIDAYS

Leave entitlements available to you under this Contract will satisfy the Company’s obligations under the National Employment Standards (NES), the Fair Work Act 2009 ( Cth) and any other applicable legislation.

Annual Leave

Annual leave will be 4 weeks’ leave, for each 12 months of continuous service, which will accrue on a pro rata basis.

Annual leave will be paid at your Base Annualised Salary. You may apply for and take annual leave at any time, provided the leave is taken at a time convenient and approved by your Manager, taking into account Company staffing requirements.

You may be required to take annual leave, as directed by the Company. It is Company policy that annual leave entitlements should not accrue beyond 8 weeks accumulated entitlement. On termination of employment you will be paid any accrued untaken annual leave entitlements.

You may be entitled, by agreement with the Company, to cash out a portion of your annual leave accrued, provided the cashing out results in the remaining accrual being 4 weeks or more.

Long Service Leave

Brisbane based employees will accrue long service leave at the rate of 8.6667 weeks for each 10 years of continuous service. Leave is payable at your Base Annualised Salary and in accordance with applicable state legislation.

Personal/Carer’s Leave

You are entitled to up to 10 days paid leave, calculated according to your work roster, for absences taken for the purpose of Personal leave or Carer’s leave.

●        Personal leave refers to leave taken because of an illness or medical condition;

●        Carer’s leave is leave taken to provide care or support to a member of your immediate family or household due to personal illness or injury or an unexpected emergency.

Personal/Carer’s leave will be paid at your Base Annualised Salary. You must inform the Company, wherever practicable, prior to the commencement of such absence, of the nature of the illness and the estimated duration of the absence. Company policy will inform you whether you are required to provide a doctor’s certificate or other supporting documentation.

Personal/Carers leave will accrue on a pro rata basis at the rate of 10 days for each 12 months of continuous service, calculated according to your work roster. Your Personal/Carers leave balance is reduced by any Personal/Carers leave that you take throughout your employment with the Company.

Additional Personal Leave Benefit

After the first 12 months of employment, in the event that you are unable to attend work for reasons of genuine sickness or injury and you do not have accrued but untaken personal leave to cover the full period of the absence, the Company in its absolute discretion may continue to pay you your salary for a period of up to 6 months from the first day of your absence from work.

Maintenance of this benefit is entirely at the discretion of the Company. You are also required to reasonably cooperate with the Company in relation to the management of your rehabilitation, including:

a)	Providing up to date information to the Company in relation to the progress of your illness or injury;

b)	Attending for an independent medical examination if required; and

c)	Your co-operation with any reasonable request of the Company in relation to a graduated return to work on suitable duties.

Compassionate Leave

You will be entitled to three days’ paid leave payable at your Base Annualised Salary for each occasion when a member of your immediate family or household:

a)	contracts or develops a personal illness that poses a serious threat to their life; or

b)	sustains a personal injury that poses a serious threat to their life; or

c)	dies.

Jury Service Leave

In the event you are required to attend for Jury Service, you will be paid your Base Annualised Salary less the total of your jury service pay for the first 10 days of your absence.

Parental Leave

Parental Leave is governed by the Fair Work Act 2009 ( Cth) and the Paid Parental Leave Act 2010 ( Cth), and includes adoption leave, maternity leave and paternity leave. The Company’s parental leave policy, as amended from time to time, also applies.

Public Holidays

Public Holidays as provided for in relevant legislation and gazetted for the coal industry and local government area will be observed, subject to your agreement to work on these days if reasonably required to fulfil the requirements of your role.

VARIATION TO CONTRACT

This Contract may only be varied with the agreement of both you and the Company in writing, subject to the prior approval of the Compensation Committee.

ENTIRE AGREEMENT

The terms and conditions of your employment contained in this Contract represent the entire agreement for employment between the Company and you.

Thank you for considering our offer of employment and I look forward to working with you at Peabody.

/s/ Darren Yeates	DATE: 21 October 2020
DARREN YEATES

PEABODY ENERGY AUSTRALIA COAL PTY LTD	DATE: 22 October 2020

BY: /s/ Ferdinand Kruger

TITLE: Vice President, Operations - HR